                                           FILED PURSUANT RULE NO. 424(b)(3)&(c)
                                                     REGISTRATION NO. 333-48820

                              Dated July 31, 2001

Prospectus Supplement
(to prospectus dated January 16, 2001 and to supplements dated January 26, 2001, February 5, 2001, February 22, 2001, February 28, 2001, March 26, 2001,
June 11, 2001, June 19, 2001 and June 29, 2001)

                                  $488,750,000

                       Health Management Associates, Inc.

            Convertible Senior Subordinated Debentures due 2020 and Class A Common Stock Issuable Upon Conversion of the Debentures

   This supplement amends our prospectus dated January 16, 2001 and our prospectus supplements dated January 26, 2001, February 5, 2001, February 22, 2001, February 28, 2001, March 26, 2001, June 11, 2001, June 19, 2001 and June
29, 2001, respectively, relating to the sale by certain of our securityholders of up to $488,750,000 in principal amount at maturity of our debentures and shares of our class A common stock issuable upon their conversion.

   You should read this supplement in conjunction with the prospectus and all previous supplements. Additionally, this supplement is qualified by reference to the prospectus and such previous supplements, except to the extent that the information in this supplement supersedes the information contained in the prospectus and previous supplements.

                            Selling Securityholders

   The following table provides information regarding the principal amount at maturity of debentures owned beneficially by certain of our selling securityholders, the percentage of outstanding debentures held by such securityholders, and the number of shares of our class A common stock each securityholder would own beneficially upon conversion of its entire principal amount of debentures.

   The table below supplements or amends the table of securityholders contained on pages 32 through 34 of the prospectus and the table contained in all previous supplements. Accordingly, the information contained in the table supersedes the information in the prospectus and previous supplements with respect to each securityholder listed below. This information was furnished to us by the listed securityholders on or before July 31, 2001. Because selling securityholders may at any time trade all or some of the debentures listed without providing notice of such transactions to us, the table below may not reflect the exact value of debentures held by each securityholder on the date hereof.

                                Principal Amount                   Number of
                                 at Maturity of  Percentage of Shares of Class A
                                Debentures That   Debentures     Common Stock
             Name                 May Be Sold     Outstanding  That May Be Sold
             ----               ---------------- ------------- -----------------
SG Cowen Securities............   $38,500,000        7.88%         1,138,149